KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Insurance Approved to Write Property and Casualty Insurance in Connecticut

Kingston, New York —-October 21, 2015 – Kingstone Companies, Inc. (NASDAQ: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced that its subsidiary, Kingstone Insurance Company, was granted approval to write property and casualty insurance in Connecticut from the Connecticut Insurance Department.

In addition to New York, Pennsylvania, and Texas, Connecticut is the fourth state where the Company is authorized as an admitted carrier of property and casualty insurance.

Kingstone's Chairman and CEO, Barry Goldstein, commented, "Our admission into Connecticut is another step in our geographic expansion plans, and we look forward to beginning to write competitive products in a neighboring state to our headquarters in New York. In the last two months, Kingstone has continued its multi-state expansion with the addition of Connecticut and Texas. We intend to leverage our "B++" (Good) A.M. Best rating coupled with our strong reputation in the New York independent producer community to build out an agency-only distribution network that will provide policyholders with the same high-level of service that Kingstone has been committed to for over 100 years."

Kingstone expects to continue its expansion into other states. The Company currently has applications for admission pending in two additional states, each of which share similar catastrophe exposures and opportunities as New York.

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, Pennsylvania, Texas, and Connecticut. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update

or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Barry Goldstein
Chief Executive Officer
(845) 802-7900

-OR-

INVESTOR RELATIONS:
The Equity Group Inc.
Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com